UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2026
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Cushman & Wakefield Ltd.
(Exact name of registrant as specified in its charter)
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Bermuda	001-38611	98-1896559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
(Address of principal executive offices) (Zip Code)

+1 441 295 1422
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.10 par value	CWK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Credit Agreement Amendment
On June 12, 2026 (the “Effective Date”), Cushman & Wakefield U.S. Borrower, LLC (the “Borrower”) and DTZ UK Guarantor Limited (“U.K. Guarantor”), each a subsidiary of Cushman & Wakefield Ltd. (the “Company”) amended (the “Amendment”) the Credit Agreement between the Borrower, U.K. Guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and the Lenders party thereto (the “Existing Credit Agreement” and the Existing Credit Agreement as amended, the “Credit Agreement”) which, among other things, (i) amended certain pricing terms with respect to approximately $848 million aggregate principal amount of outstanding borrowings under the senior secured term loan facility (such term loans as so amended, the “2026-1 Term Loans”), (ii) extended the maturity date of the 2026-1 Term Loans to 2033 and (iii) upsized the principal amount of 2026-1 Term Loans by approximately $353 million. The pricing and maturity of the remaining approximately $840 million aggregate principal amount of outstanding borrowings under the term loan facility (the “2025-3 Term Loans”) provided by the Existing Credit Agreement remain unchanged in all respects.
After giving effect to the Amendment, (i) the 2026-1 Term Loans bear a variable rate of interest, at the Borrower’s option, equal to either: (a) Term SOFR, plus an applicable margin of 2.25% per annum, or (b) the Base Rate, plus an applicable margin of 1.25% per annum, and (ii) the maturity date of the 2026-1 Term Loans was extended to the date that is seven years from the Effective Date. The Amendment also reset the “soft call” premium of 1.00% for certain repricing transactions with respect to the 2026-1 Term Loans that occur within the six-month period after the Effective Date.
The Credit Agreement (i) has the same guarantees and collateral as immediately prior to the Amendment, and (ii) included representations and warranties, affirmative and negative covenants, events of default and other material terms applicable to the 2025-3 Term Loans and the 2026-1 Term Loans that are substantially the same as such terms as in effect immediately prior to the Amendment.
The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached as Exhibit 10.1 to the Current Report on Form 8-K and incorporated by reference herein. Capitalized terms used in this Item 1.01 and not otherwise defined in the Current Report on Form 8-K shall have the respective meanings ascribed to them in the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The disclosure set forth above under Item 1.01 with respect to the Amendment is incorporated by reference into this Item 2.03 of the Current Report on Form 8-K.

Item 7.01 Regulation FD.
On June 15, 2026, the Company issued a press release announcing the Amendment and the completion of the Partial Redemption (as defined below in Item 8.01). A copy of this press release is furnished as Exhibit 99.1 to the Current Report on Form 8-K. The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.
On June 15, 2026, the Borrower completed the partial redemption (the “Partial Redemption”) of $350 million of the aggregate principal amount of the Issuer’s outstanding 6.750% Senior Secured Notes due May 2028 (CUSIP 23166MAA1; U1272MAA5) (the “2028 Notes”). Following the Partial Redemption, $200 million aggregate principal amount of the 2028 Notes remains outstanding.
Capitalized terms used in this Item 8.01 and not otherwise defined in the Current Report on Form 8-K shall have the respective meanings ascribed to them in the Indenture governing the 2028 Notes.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 14 to the Credit Agreement, dated as of June 12, 2026, among Cushman & Wakefield U.S. Borrower, LLC (f/k/a DTZ U.S. Borrower, LLC), DTZ UK Guarantor Limited, JPMorgan Chase Bank, N.A. as administrative agent, other Lenders party thereto, and, solely for purposes of Section 2.05 thereof, the subsidiary guarantors party thereto.
99.1*	Press release dated June 15, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

* Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUSHMAN & WAKEFIELD LTD.

Date: June 15, 2026
/s/ Neil Johnston
Neil Johnston
Executive Vice President, Chief Financial Officer